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                                                                    EXHIBIT 12.1

                            MIDAMERICAN FUNDING, LLC
          COMPUTATION OF PRO FORMA RATIOS OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)
                                  (UNAUDITED)


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                                                                            PRO FORMA
                                                             ----------------------------------------
                                                               YEAR ENDED           NINE MONTHS ENDED
                                                             DEC. 31, 1998            SEPT. 30, 1999
                                                             -------------          -----------------
Income from continuing operations                              $ 74,632                  $130,534
Pre-tax (gain) loss of less than 50% owned persons                 (720)                     (365)
                                                              ---------                  --------
                                                                 73,912                   130,169
                                                              ---------                  --------
Add (Deduct):
Total income taxes                                               63,707                    98,535
Interest on long-term debt                                      122,395                    88,034
Other interest charges                                           12,682                     8,631
Preferred stock dividends of subsidiary                           4,952                     3,716
Preferred stock dividends of subsidiary trust                     7,980                     5,985
Interest on leases                                                  212                       136
                                                              ---------                  --------
                                                                211,928                   205,037
                                                              ---------                  --------
    EARNINGS AVAILABLE FOR FIXED CHARGES                        285,840                   335,206
                                                              ---------                  --------
Fixed Charges:
Interest on long-term debt                                      122,395                    88,034
Other interest charges                                           12,682                     8,631
Preferred stock dividends of subsidiary trust                     7,980                     5,985
Interest on leases                                                  212                       136
                                                              ---------                  --------
    Subtotal                                                    143,269                   102,786
                                                              ---------                  --------

Preferred stock dividends of subsidiary                           4,952                     3,716
Ratio of net income before income taxes to net income            1.8005                    1.7340
                                                              ---------                  --------
Preferred stock dividend requirements before income tax           8,916                     6,443
                                                              ---------                  --------
     FIXED CHARGES                                            $ 152,185                  $109,229
                                                              ---------                  --------
RATIO OF EARNINGS TO FIXED CHARGES                                  1.9                       3.1
                                                              =========                  ========
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